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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

       INVESCO VAN KAMPEN TRUST FOR INVESTMENT GRADE NEW JERSEY MUNICIPALS

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Trust for Investment Grade New Jersey Municipals was held on June 17, 2011. The Meeting was held for the following purpose:

(1) Elect four Class I Trustees, each by the holders of Common Shares of the Fund, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                              Votes
Matter                                           Votes For  Withheld
------                                           ---------  --------
(1)    David C. Arch...........................  5,559,518   136,475
       Howard J Kerr...........................  5,531,124   164,869
       Jerry Choate............................  5,550,412   145,581
       Suzanne Woolsey.........................  5,549,996   145,997